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                                                                   EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into on this 3rd day of January, 2003 to be effective as of the 1st day of January, 2003, by and between Bank of the Ozarks, Inc., an Arkansas corporation, (the "Corporation"), Bank of the Ozarks, a state chartered bank, (the "Bank"), and George G. Gleason, II, an individual and resident of Arkansas ("Gleason").

                              W I T N E S S E T H:

     WHEREAS, the Corporation and Gleason are parties to an employment agreement dated December 31, 2001 to be effective as of January 1, 2002 (the "Existing Agreement");

     WHEREAS, the Boards of Directors of the Corporation and Bank (acting by and through their Personnel and Compensation Committees) believe that the future services of Gleason will be of great value to the Corporation and Bank and, by this Agreement, propose to ensure his continued employment for a certain period as set forth below;

     WHEREAS, Gleason hereby expresses his willingness to continue in the employment of the Corporation and Bank as is hereby provided;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Period of Active Employment. Gleason shall continue in the active employment of the Corporation and Bank commencing on January 1, 2003 and ending on December 31, 2005 (the "Term").

     2. Duties. During the period of this contract, and subject to the limitations hereinafter expressed, Gleason agrees to serve the Corporation and Bank faithfully and to the best of his ability, under the direction of the Boards of Directors of the Corporation and Bank, devoting his time, energy and skill to the management of the Corporation's and Bank's business.

     3. Compensation. The Corporation and Bank agree to pay to Gleason during the term as defined in Section 1 above, as compensation for his full-time services:

     (a) An aggregate minimum base salary of Three Hundred Ninety-Six Thousand Dollars ($396,000) per annum. Gleason's base salary will be evaluated and increased, if appropriate, each year thereafter for the term of this contract by majority vote of the Personnel and Compensation Committees of the Boards of Directors of the Corporation and Bank, with members of the Gleason family or any other interested director abstaining. Consideration will be given to increases in Gleason's base salary based on, among other things, individual merit and

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     performance, assigned duties and scope of responsibility and relative compensation of comparable positions within the industry.

     (b) A bonus for each fiscal year during the term of this contract, the amount of which will be subjectively determined by majority vote of the Personnel and Compensation Committees of the Boards of Directors of the Corporation and Bank, with members of the Gleason family or any other interested director abstaining. Such bonus will be based on, among other things, individual merit and performance, taking into account Gleason's contribution to the overall success of the Corporation and Bank and various measures of corporate performance including long-term growth in deposits, loans and assets, return on average assets, return on average stockholders' equity, net interest margin, overhead ratio, efficiency ratio, net charge-offs ratio, other measures of growth, earnings, asset quality and risk and other factors deemed appropriate by the Personnel and Compensation Committees. Such bonus, if any, shall be payable to Gleason no later than the end of the first quarter of the succeeding fiscal year.

Additional benefits may be provided and additional equity based compensation may be paid Gleason from time to time by majority vote of the Personnel and Compensation Committees of the Boards of Directors of the Corporation, with members of the Gleason family or any other interested director abstaining. Nothing herein shall prohibit Gleason from being reimbursed for reasonable and customary business expenses or from receiving an allowance therefor.

     4. Restrictive Covenant. Gleason expressly agrees, as a condition to the performance by the Corporation and Bank of their obligations hereunder, that during the term of this Agreement he will not, directly or indirectly, enter into or in any manner take part in any business competitive with any business of the Corporation or Bank, without the prior written consent of the Corporation and Bank.

     5. Prohibition Against Assignment. Gleason shall have no right to commute, encumber or dispose of the right to receive payments hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable and, in the event of any attempted assignment or transfer, neither the Corporation nor Bank shall have any further liability hereunder.

     6. Reorganization. Neither the Corporation nor the Bank shall merge or consolidate with any other organization or organizations until such organization or organizations expressly assume the duties of the Corporation and Bank herein set forth.

     7. Independence of Other Agreements. This Agreement is hereby declared to be independent of all other benefits and retirement or deferred compensation plans now or hereafter adopted by the Corporation or Bank, including the Corporation's stock option plan and Corporation's and Bank's 401(k) plan currently existing, and shall not, unless mutually agreed upon in writing, be supplanted or replaced by any other such plan or agreement.

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     8. This Agreement replaces and supersedes in its entirety the Existing
Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate original the day and year first above recited.

ATTEST:                                            BANK OF THE OZARKS, INC.


 /s/ Donna Quandt                                  By: /s/ Mark D. Ross
---------------------------------                     --------------------------
Donna Quandt, Corporate Secretary                     Mark D. Ross, President


ATTEST:                                            BANK OF THE OZARKS


 /s/ Donna Quandt                                  By: /s/ Mark D. Ross
---------------------------------                     --------------------------
Donna Quandt, Corporate Secretary                     Mark D. Ross, President


                                                   GEORGE G. GLEASON, II

                                                    /s/ George G. Gleason, II
                                                   -----------------------------
                                                   George G. Gleason, II

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